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                                                                    EXHIBIT 99.1


[SEVEN SEAS PETROLEUM INC. LOGO]                PRESS RELEASE
                                                -------------

FOR IMMEDIATE RELEASE                           CONTACT:
                                                Daniel Drum, Investor Relations
                                                Seven Seas Petroleum Inc.
                                                713-622-8218




     SEVEN SEAS UNABLE TO SECURE FUNDING TO TEST ESCUELA 2 EXPLORATION WELL


         September 2, 2003 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (Pink Sheets "SVSSF") announced that the Company, to date, has been unsuccessful in securing additional financing to test the Escuela 2 exploration well. Ecopetrol had extended the Deep Dindal association contract's first year exploration period until October 31, 2003. This extension was conditioned on the Company securing and providing proof of the necessary funds to test the Escuela 2 well by September 1, 2003.

         Since funding has not been obtained, it is likely that the Company will be required to relinquish the Deep Dindal association contract unless Ecopetrol provides a further extension by October 31, 2003. If the contract is relinquished, the Company will be obligated to plug and abandon the well.

         Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company.



Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.